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                                                                   Exhibit 23.05



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Cardinal Health, Inc. of our report dated March 16, 1999, relating to the Allegiance Corporation consolidated financial statements, which appears on page 7 of the Current Report on Form 8-K/A (Amendment No. 1) of Cardinal Health, Inc., filed March 18, 1999, which is incorporated by reference in this Prospectus constituting part of this Registration Statement on Form S-4. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 8 of such Form 8-K/A (Amendment No. 1) of Cardinal Health, Inc. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP


Chicago, Illinois
March 19, 1999